EXHIBIT 99.1


     Premiere Global and Crescendo Partners Reach Agreement

    ATLANTA--(BUSINESS WIRE)--April 19, 2007--Premiere Global
Services, Inc. (NYSE:PGI), a global provider of on-demand communication technologies-based business process improvement solutions, and various parties affiliated with Crescendo Partners II, L.P., Series E ("Crescendo Partners") today announced that they have reached an agreement relating to Premiere Global's 2007 Annual Meeting of Shareholders.

    Under the terms of the agreement, Premiere Global will commence a $150 million self-tender offer by April 25, 2007 to acquire up to 11,857,707 shares of common stock, or approximately 17% of the Company's outstanding shares, at a fixed price of $12.65 per share in cash. The offer price represents a premium of approximately 10% above the average closing stock price over the last ten trading days.

    The Company has also agreed to recommend that shareholders approve at the 2007 Annual Meeting a proposal to declassify its Board of Directors. If the proposal is approved, commencing in 2008 each of the directors will be elected for a one-year term and stand for re-election annually thereafter.

    The Company also announced that W. Steven Jones and J. Walker Smith, Jr. will serve as the Board's director candidates for election at the 2007 Annual Meeting. In a separate announcement today, the Company appointed Mr. Jones, Dean of Kenan-Flagler Business School of the University of North Carolina at Chapel Hill, as a Class I director to fill a vacancy on the Board. Mr. Smith, President of Yankelovich, Inc., a market services company specializing in database marketing solutions and consumer lifestyles consulting, has served as a director of Premiere Global since 2001.

    As part of the settlement, Crescendo Partners has withdrawn its proxy contest and certain activities related to the Company's 2007 Annual Meeting and has agreed to vote its shares in favor of the Board's nominees and proposals at the 2007 Annual Meeting. Crescendo Partners has also agreed to certain standstill provisions until the earlier of the Company's 2008 Annual Meeting and June 30, 2008, however the standstill provisions do not preclude Crescendo Partners from nominating up to two directors for election to the Board in connection with the 2008 Annual Meeting.

    "We remain committed to open communication with all of our shareholders," said Boland T. Jones, Founder, Chairman and CEO of Premiere Global Services, Inc. "We believe in the long-term value of our Company, and we are excited to resume and accelerate the repurchase of our shares, which has been an integral part of our investment strategy for a number of years. We are pleased that this matter has been resolved in a manner that serves the best interests of all shareholders."

    Eric Rosenfeld, CEO and Managing Member of Crescendo Partners, said, "We are pleased to be able to work constructively with Premiere Global with the shared goal of enhancing value for all shareholders."

    About Premiere Global Services, Inc.

    Premiere Global Services, Inc. is a global provider of on-demand communication technologies-based business process improvement solutions, which we call the Premiere Global Communications Operating System, or the PGiCOS for short.

    Our hundreds of industry specific applications enable businesses to automate and simplify their communication-centric business processes and to communicate more efficiently and effectively with their constituents. We group our applications into six solution sets:
Conferencing, Desktop Fax, Document Delivery, Accounts Receivable Management, Notifications & Reminders, and eMarketing.

    Today, we deliver our solutions to an established customer base of approximately 60,000 corporate accounts, including nearly 80% of the Fortune 500. In 2006, more than 500,000 enterprise users leveraged PGiCOS to gain a competitive advantage in sales, support and customer service.

    With global presence in 19 countries, Premiere Global Services' corporate headquarters is located at 3399 Peachtree Road NE, Suite 700, Atlanta, GA 30326. Additional information can be found at www.PGiConnect.com.

    IMPORTANT INFORMATION

    This news release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any shares. The full details of the tender offer, including complete instructions on how to tender shares, along with the letter of transmittal and related materials, are expected to be mailed to shareholders promptly following commencement of the offer. Shareholders should carefully read the offer to purchase, the letter of transmittal and other related materials when they are available because they will contain important information. Shareholders may obtain free copies, when available, of the Tender Offer Statement on Schedule TO, the offer to purchase and other documents that will be filed by Premiere Global with the Securities and Exchange Commission at the Commission's website at www.sec.gov. Shareholders also may obtain a copy of these documents, without charge, from Innisfree M&A Incorporated, the information agent for the tender offer, toll free at 888-750-5834. Shareholders are urged to read these materials carefully prior to making any decision with respect to the tender offer.

    Premiere Global also will file a proxy statement in connection with its 2007 annual meeting of shareholders. Shareholders are strongly advised to read the proxy statement when it becomes available, as it will contain important information. Shareholders will be able to obtain the proxy statement, any amendments or supplements to the proxy statement and other documents filed by Premiere Global with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the proxy statement and any amendments and supplements to the proxy statement will also be available for free at Premiere Global's website at www.pgiconnect.com or by writing to Premiere Global Services, Inc., Attn: Investor Relations, 3399 Peachtree Road, N.E., The Lenox Building, Suite 700, Atlanta, Georgia 30326.

    Statements made in this press release, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management's current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated in Premiere Global's forward-looking statements, including, but not limited to, the following factors: competitive pressures, including pricing pressures; technological change; the development of alternatives to our services; market acceptance of our new services and enhancements; integration of acquired companies; service interruptions; increased financial leverage; our dependence on our subsidiaries for cash flow; continued weakness in our legacy broadcast fax business; foreign currency exchange rates; possible adverse results of pending or future litigation or infringement claims; federal or state legislative or regulatory changes; general domestic and international economic, business or political conditions; and other factors described from time to time in our press releases, reports and other filings with the SEC, including but not limited the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2006. All forward-looking statements attributable to Premiere Global or a person acting on our behalf are expressly qualified in their entirety by this cautionary statement.

    CONTACT: Premiere Global Services, Inc.
             Investor Calls
             Sean O'Brien, 404-262-8462
             Senior Vice President
             Strategic Planning & IR